As filed with the Securities and Exchange Commission on January 8, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GLOBAL PAYMENTS INC.

(Exact name of Registrant as specified in its charter)

Georgia	58-2567903
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Four Corporate Square

Atlanta, Georgia 30329-2009

(404) 728-2719

(Address, including zip code, and telephone number,

including area code, of Registrant’s principal executive offices)

Suellyn P. Tornay

General Counsel

Global Payments Inc.

Four Corporate Square

Atlanta, Georgia 30329-2009

(404) 728-2294

(Name, address, including zip code, and telephone number,

including area code of agent for service)

Copies of Communications to:

William H. Avery, Esq.

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, Georgia 30309

(404) 881-7000

Approximate Date of Commencement of Proposed Sale to the Public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee

Common stock, no par value	564,160 shares	$49.57	$27,965,411	$2266

(1)	Shares of common stock which may be issued upon the exercise of outstanding options held by MRY Partners, L.P., a Georgia limited partnership. Pursuant to Rule 416 under the Securities Act, as amended, this registration statement also covers such additional number of shares of common stock as may become issuable under any stock split, stock dividend, or similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average high and low trading prices for the registrant’s common stock on the NYSE on January 6, 2004.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We have filed a registration statement relating to these securities with the Securities and Exchange Commission. The selling shareholder may not sell these securities until the registration statement is effective. This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 8, 2004

PROSPECTUS

564,160 SHARES

GLOBAL PAYMENTS INC.

COMMON STOCK

This prospectus relates to the proposed offer and sale of an aggregate of up to 564,160 shares of common stock of Global Payments Inc. underlying stock options which are currently held by MRY Partners, L.P., which is referred in this prospectus as the selling shareholder.

Global Payments will not receive any proceeds from the sale of the shares by the selling shareholder. Global Payments will pay the expenses of registration of the shares, but the selling shareholder will pay any broker-dealer commissions and fees and expenses of any of his advisors.

The selling shareholder may sell the shares from time to time on or off the NYSE or in private transactions, at prevailing market prices or at privately negotiated prices.

Our common stock is listed on the NYSE under the symbol “GPN”. On                     , 2004, the per share closing price of Global Payments’ common stock on the NYSE was $            . You should obtain current information as to the market price of our common stock before you invest.

Investing in our common stock involves risks. See “ Risk Factors” on pages 3-8 of this prospectus, in any document incorporated by reference, and in any accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2004.

SUMMARY

References in this Prospectus to “ Global Payments,”, “we,” “our,” or “us” refer to Global Payments Inc., a Georgia corporation, and its consolidated subsidiaries and not to the selling shareholder.

Global Payments Inc.

Global Payments is a high volume processor of electronic transactions and related money transfers that principally enables consumers, corporations, government agencies and other profit and non-profit business enterprises to purchase goods and services or further other economic goals. Our role is to serve as an intermediary in the exchange of information and funds that must occur between the necessary parties such that a transaction can be completed. Including our time as part of National Data Corporation, now known as NDCHealth Corporation or NDCHealth, we have provided transaction processing services since 1968. During that period, we have expanded our business to include debit card, business-to-business purchasing card, check guarantee, check verification and recovery, and terminal management services, which we collectively include as a component of our merchant service offerings. In addition, we provide funds transfer services to domestic and international financial institutions, corporations, and government agencies in the United States, Canada, and Europe. We were incorporated in Georgia as Global Payments Inc. in September 2000.

On November 12, 2003, Global Payments acquired Latin America Money Services, LLC, or LAMS, a holding company which directly owns a majority of the outstanding equity interest in DolEx Dollar Express, Inc., or DolEx, and indirectly owns a majority of the outstanding equity interest in DolEx Envios S.A. de C.V., a Mexican subsidiary of DolEx. Following the transaction DolEx became a wholly-owned, indirect subsidiary of Global Payments. The purchase price was $190 million, plus a contingent payment of up to $10 million based on the 2003 financial results of DolEx. The purchase price was financed under our existing line of credit, cash on hand, and notes payable. Global Payments intends to operate the business in a manner consistent with DolEx’s historical operations. Founded in 1996, DolEx is a leading provider of consumer-to-consumer electronic money transfer services to the Latino/Hispanic community living in the U.S. and their Latin American families abroad. DolEx provides services that allow customers to send money from its network of retail branches in the U.S. to beneficiaries in Latin America. The company has its headquarters in Arlington, Texas, operates hundreds of branches across the U.S. in areas with large Latino/Hispanic populations, and has settlement arrangements with thousands of bank, exchange house, and retail locations in Latin America. For the fiscal year ended December 31, 2002, DolEx and DolEx Envios reported total revenues of $69.9 million.

On December 19, 2003, PGT Capital s.r.o., a Czech limited liability company and indirect, wholly owned subsidiary of Global Payments entered into a definitive agreement to acquire 52.6% of the outstanding shares of MUZO, a.s., from Komerční banka, a.s., or KB, for $34.7 million in cash. MUZO’s shares are publicly traded over-the-counter on the RM System in Prague under the symbol BAAMUZO. According to MUZO’s public filings, MUZO is the largest indirect payment processor in the Czech Republic holding an approximate 50 percent market share. Based in Prague, MUZO has served financial institutions since 1992 with a comprehensive package of payment services including credit and debit card transaction processing, sales, installation and servicing of ATM and POS terminals, as well as card issuing services, such as card database management and card personalization. The transaction is expected to close during the first quarter of 2004, and it will be financed using proceeds from Global’s recently announced $350 million credit facility. After the closing of this transaction and pursuant to Czech law, Global intends to announce a public tender offer for the remaining shares of MUZO.

The address of our principal executive offices is Four Corporate Square, Atlanta, Georgia 30329-2004. Our telephone number is (404) 728-2719.

The Offering

Common Stock offered by the selling stockholder	564,160 shares

Use of Proceeds	Global Payments will not receive any of the proceeds from the offering

New York Stock Exchange Symbol	GPN

Where You Can Find More Information

We file annual, quarterly, and current reports, proxy statements, and other documents with the Securities and Exchange Commission. You may read and copy such reports, proxy statements, information statements and obtain other information from the Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the operation of the Public Reference Room. The Commission maintains an Internet site at www.sec.gov where reports, proxy and information statements, and other information regarding issuers that file electronically, including Global Payments, may be found.

This prospectus is part of a registration statement that we filed with the SEC and omits certain information contained in the registration statement as permitted by the SEC. Additional information regarding Global Payments and our common stock is contained in the registration statement on Form S-3 (of which this Prospectus forms a part), including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the street address or Internet site listed above.

RISK FACTORS

Our revenues from the sale of services to merchants that accept VISA cards and MasterCard cards are dependent upon our continued VISA and MasterCard certification and financial institution sponsorship.

In order to provide our transaction processing services, we must be designated a certified processor by, and be a member service provider of, MasterCard and an independent sales organization of VISA. These designations are dependent upon our being sponsored by member clearing banks of both organizations and our continuing adherence to the standards of the VISA and MasterCard associations. The member financial institutions of VISA and MasterCard, some of which are our competitors, set the standards with which we must comply. If we fail to comply with these standards, our designation as a certified processor, a member service provider or as an independent sales organization could be suspended or terminated. The termination of our member service provider status or our status as a certified processor, or any changes in the VISA and MasterCard rules that prevent our registration or otherwise limit our ability to provide transaction processing and marketing services for the VISA or MasterCard organizations would most likely result in the loss of merchant customers and lead to a reduction in our revenues.

Loss of key Independent Sales Organizations or ISO’s could reduce our revenue growth.

Our ISO sales channel, which purchases and resells our end-to-end services to its own portfolio of merchant customers, is a strong contributor to our revenue growth. If an ISO switches to another transaction processor, we will no longer receive new merchant referrals from the ISO. In addition, we risk losing existing merchants that were originally enrolled by the ISO. Consequently, if a key ISO switches to another transaction processor, our revenues and earnings could be negatively affected.

With significant operations in Canada and our recent entry into the consumer electronic money transfer market from the U.S. to the Latin American corridor, we are exposed to foreign currency risks. We are also subject to risks from our variable rate credit facility with CIBC that could reduce our earnings and significantly increase our cost of capital.

As a result of acquiring the assets of CIBC’s merchant acquiring business and National Bank’s merchant acquiring business, we have significant operations in Canada which are denominated in Canadian dollars. The repatriation of our earnings in Canada will subject us to the risk that currency exchange rates between Canada and the United States will fluctuate and we will lose some of our earnings when they are exchanged into U.S. dollars.

In addition, our consumer money transfer operations subject us to foreign currency exchange risks as our customers deposit U.S. dollars at our branch and agent locations in the United States and we deliver funds denominated in the home country currencies to beneficiaries in Mexico and other Latin American countries.

Additionally, our credit facility with CIBC carries an interest rate based on Canadian Dollar LIBOR (C$LIBOR). This rate will fluctuate with market rates, and if it increases, our cost of capital will also increase which will reduce our earnings from operations. The credit facility currently expires on February 28, 2004 and is renewable only at the consent of CIBC. CIBC may choose not to renew the credit facility at which point we will have to find alternative financing or fund the Canadian merchants ourselves. Alternative financing may carry a higher interest rate which would reduce our earnings from operations. We may not have the cash flow necessary to fund the Canadian merchants ourselves, and we may lose those customers as a result.

Some of our competitors are larger and have greater financial and operational resources than we do which may give them an advantage in our market in terms of the price offered to customers or the ability to develop new technologies.

We operate in the electronic payments and money transfer industries. Our primary competitors in this industry include other independent processors and electronic money transmitters, as well as certain major national and regional banks, financial institutions and independent sales organizations. According to industry reports such as The Nilson Report, First Data Corporation and its affiliates is the largest competitor in both the electronic payments and money transfer industries. First Data and others who are larger than we are, have greater financial and operational resources than we have. This may allow them to offer better pricing terms to customers in the industry, which could result in a loss of our potential or current customers or could force us to lower our prices as well. Either of these actions could have a significant effect on our revenues. In addition, our competitors may have the ability to devote more financial and operational resources than we can to the development of new technologies, including Internet payment processing services that provide improved operating functionality and features to their product and service offerings. If successful, their development efforts could render our product and services offerings less desirable to customers, again resulting in the loss of customers or a reduction in the price we could demand for our offerings.

We are subject to the business cycles and credit risk of our merchant customers.

A recessionary economic environment could affect our merchants through a higher rate of bankruptcy filings resulting in lower revenues and profits for us. Our merchants have the liability for any charges properly reversed by the cardholder. In the event, however, that we are not able to collect such amounts from the merchants, due to merchant fraud, insolvency, bankruptcy or another reason, we may be liable for any such charges. Any risks associated with an unexpected recessionary economy that we could not mitigate may result in lower profits and revenues and earnings for us.

The credit risk of our direct merchant customers could adversely affect our revenues.

Our direct merchant customers have liability for any charges properly reversed by a cardholder. In the event, however, that we are not able to collect such amounts from a merchant, due to merchant fraud, insolvency, bankruptcy or another reason, we may be liable for any such reversed charges. We may obtain cash deposits, guarantees, letters of credit and other types of collateral from certain merchants in an effort to offset some of the risk. We also utilize a number of systems and procedures to manage merchant risk. However, we cannot assure you that such procedures will be sufficient to cover unanticipated losses, which may negatively affect our earnings and revenues.

In order to remain competitive and continue to increase our revenues, we must continually update our products and services, a process which could result in increased research and development costs in excess of historical levels and the loss of revenues and customers if the new products and services do not perform as intended or are not accepted in the marketplace.

The electronic payments and consumer money transfer markets in which we compete include a wide range of products and services including electronic transaction processing, consumer money transfer, reporting on transactions and other customer support services. These markets are characterized by technological change, new product introductions, evolving industry standards and changing customer needs. In order to remain competitive, we are continually involved in a number of research and development projects. These projects carry the risks associated with any research and development effort, including cost overruns, delays in delivery and performance problems, but in the electronic payments and consumer money transfer markets these risks are even more acute. Our markets are constantly experiencing rapid technological change. Any delay in the delivery of new products or services could render them less desirable by our customers, or possibly even obsolete. In addition, the products and services we deliver to the electronic payments and consumer money transfer markets are designed to process very complex transactions and deliver reports and other information on those transactions, all at very high volumes and processing speeds. Any performance issue that arises with a new product or service could result in significant processing or reporting errors. As a result of these factors, our research and development efforts could result in increased costs that could reduce our operating profit, a loss of revenue if promised new products are not timely delivered to our customers, or a loss of revenue or possible claims for damages if new products and services do not perform as anticipated.

Security breaches or system failures could harm our reputation and adversely affect future profits.

We collect personal consumer data, such as names, credit and debit account numbers, checking account numbers, and payment history records. We process that data, and deliver our products and services, utilizing computer systems and telecommunications networks operated both by us and by third party service providers. Although plans and procedures are in place to protect our sensitive data and to prevent failure of, and to provide backup for, our systems, we cannot be certain that our measures will be successful. A security breach or other misuse of our data, or failures of key operating systems and their back-ups, could harm our reputation and deter customers from using our products and services, increase our operating expenses in order to correct the breaches or failures, or expose us to unbudgeted or uninsured liability.

Reduced levels of consumer spending can adversely affect our revenues.

A significant portion of our revenues is derived from fees from processing consumer credit card and debit card transactions. While consumer spending in the U.S. may be recovering, continued sluggishness of the U.S. economy or recession in the international economies where we do business could negatively impact consumer spending and adversely affect our revenues and earnings.

Changes in state, federal and foreign laws and regulations affecting the consumer electronic money transfer industry might make it more difficult for our customers to initiate money transfers which would adversely affect our revenues.

If state, federal or foreign authorities adopt new legislation or impose new regulations that make it more difficult for our customers to initiate or their beneficiaries to receive electronic money transfers, then our revenues may be negatively affected.

Changes in immigration patterns can adversely affect our revenues from consumer electronic money transfers.

Our consumer electronic money transfer business primarily focuses on customers who immigrate to the United States from Latin American countries in order to find higher paying jobs and then send a portion of their earnings to family members in Latin America. Any changes in federal policies toward immigration may negatively affect the number of immigrants in the United States, which may reduce our customer base and the corresponding revenues related thereto.

In order for us to continue to grow and increase our profitability, we must continue to expand our share of the existing electronic payments market and also expand into new markets.

Our future growth and profitability depends upon our continued expansion within the electronic payments markets in which we currently operate, the further expansion of these markets, the emergence of other markets for electronic transaction processing, including internet payment systems, and our ability to penetrate these markets. As part of our strategy to achieve this expansion, we are continually looking for acquisition opportunities, investments and alliance relationships with other businesses that will allow us to increase our market penetration, technological capabilities, product offerings and distribution capabilities. We may not be able to successfully identify suitable acquisition, investment and alliance candidates in the future, and if we do, they may not provide us with the benefits we anticipated. Once completed, investments and alliances may not realize the value that we expect.

Our expansion into new markets is also dependent upon our ability to apply our existing technology or to develop new applications to meet the particular service needs of each new payment services market. We may not have adequate financial and technological resources to develop products and distribution channels that will satisfy the demands of these new markets. If we fail to expand into new and existing electronic payments markets, we may not be able to continue to grow our revenues and earnings.

As a result of the ownership by the Canadian International Bank of Commerce, or CIBC, of approximately 24% of our common stock, certain banking regulations limit the types of business in which we can engage.

As a result of CIBC’s ownership of approximately 24% of our common stock and in order not to jeopardize CIBC’s investment in us, we are subject to the same restrictions on our business activities as are applicable to CIBC. As a general matter, we are able to operate our merchant service and funds transfer businesses as we have historically, but our ability to expand into unrelated businesses may be limited unless they are activities permitted under the Bank Holding Company Act or permitted by the Federal Reserve Board (the primary U.S. federal regulator for CIBC and its U.S.-based subsidiaries). Under U.S. banking law, CIBC may hold more than 5% of the outstanding voting shares of a company only if the company engages in activities that are permissible for CIBC. These restrictions are contained in the Bank Holding Company Act, as recently amended by the Gramm-Leach-Bliley Act. The restrictions on our business activities would also apply to any investments or alliances that we might consider.

The Bank Holding Company Act limits CIBC, its subsidiaries, and the companies in which CIBC holds more than 5% of the outstanding voting shares to activities that are closely related to the business of banking. Under the Gramm-Leach-Bliley amendments, certain well-managed and well-capitalized companies may elect to be treated as “financial holding companies,” and may thus also engage in certain financial activities such as insurance and securities underwriting. CIBC has elected to be a financial holding company. If CIBC ever fails to maintain its status as a financial holding company, they and we would lose the benefit of the expanded activities provided by the Gramm-Leach-Bliley amendments and may have to divest of certain businesses or investments.

If CIBC were to own 25% or more of our common shares, were to control the election of a majority of our directors, were deemed by the Federal Reserve Board to exercise a controlling influence over us, or were able to condition certain transfers of more than 25% or our common stock, we would be treated as a subsidiary of CIBC. In this event, we would be subject to the same activities limitations and would directly be subject to examinations by and regulatory requirements of the Federal Reserve Board.

Additionally, CIBC is subject to Canadian banking regulations, specifically the Bank Act (Canada), which among other things limits the types of business which CIBC may conduct, directly or indirectly, and the types of investments which CIBC may make. CIBC’s shareholding in our company is currently permitted under the Bank Act. The Bank Act, except as we have discussed, does not otherwise apply to us.

If we undertake businesses inconsistent with the businesses in which CIBC is permitted to hold an interest, CIBC may be required, pursuant to the provisions of the Bank Act, to dispose of its shares prior to the expiration of the restrictions on re-sale that we have negotiated with CIBC.

We have agreed with CIBC, in effect, that we will not undertake any business inconsistent with the applicable provisions of the Bank Act. Our ability to expand into other businesses will be governed by this undertaking and the applicable provisions of Canadian banking legislation at the relevant time. For a more complete discussion of the banking regulations we are subject to please see “Business—Banking Regulations” in our Annual Report on Form 10-K.

We are dependent on NDCHealth Corporation (“NDCHealth”) for the provision of critical telecommunications services, network systems and other related services for the operation of our business, and the failure of NDCHealth to provide those services in a satisfactory manner could affect our relationships with customers and our financial performance.

Under the terms of the inter-company systems/network services agreement between NDCHealth and us, NDCHealth will provide us with a continuation of the telecommunication services from the carriers who have and will continue to provide telecommunication services to NDCHealth, including engineering and procurement. In addition, NDCHealth will supply us with the necessary network systems services, including operations and administrative services and computing hardware and software facilities, technical support for transaction processing, cash management and file transfer and communications hardware and software system services. These services, especially telecommunications services, are an essential communications link between us and our customers and an essential component of the services that we provide. If NDCHealth should not continue to perform these services efficiently and effectively, our relationships with our customers may be adversely affected and customers may terminate their use of our services. If we are not able to successfully develop the capacity to provide these services prior to the expiration of our agreement with NDCHealth or if NDCHealth does not provide such services in an efficient and effective manner during the term of that agreement, we are not certain whether we could locate alternative sources of such services, particularly telecommunications services, or that, if available, such services would be available on favorable terms.

Increases in credit card association fees may result in the loss of customers or a reduction in our profit margin.

From time to time, VISA and MasterCard increase the fees (interchange fees) that they charge processors such as us. We could attempt to pass these increases along to our merchant customers, but this might result in the loss of those customers to our competitors who do not pass along the increases. If competitive practices prevent our passing along all such increased fees to our merchant customers in the future, we would have to absorb a portion of such increases thereby increasing our operating costs and reducing our profit margin.

Utility and system interruptions or processing errors could adversely affect our operations.

In order to process transactions promptly, our computer equipment and network servers must be functional on a 24-hour basis, which requires access to telecommunications facilities and the availability of electricity. Further, with respect to certain processing services, we are dependent on the systems and services of third party vendors. Telecommunications services and the electricity supply are susceptible to disruption. Computer system interruptions and other processing errors, whether involving our own systems or our third party vendor’s system, may result from such disruption or from human error or other unrelated causes. Any extensive or long-term disruptions in our processing services could cause us to incur substantial additional expense, which could have an adverse effect on our operations and financial condition.

Continued consolidation in the banking and retail industries could adversely affect our growth.

As banks continue to consolidate, our ability to successfully offer our services through the indirect channel will depend in part on whether the institutions that survive are willing to outsource their credit and debit processing to third-party vendors and whether those institutions have pre-existing relationships with any of our competitors. Larger banks and larger merchants with greater transaction volumes may demand lower fees which could result in lower operating margins for us.

Loss of strategic industries could reduce revenues and earnings.

Although our merchant acquiring portfolio is well diversified and neither one economic sector nor any customer concentration represents a significant portion of our business, a decrease in strategic industries could cause us to lose significant revenues and earnings. Unexpected and significant declines in particular industries may impact our business and result in decreases in revenues and profits.

The conviction of our former independent auditors, Arthur Andersen LLP, on federal obstruction of justice charges may adversely affect Arthur Andersen LLP’s ability to satisfy any claims arising from the provision of auditing services to us and may impede our access to the capital markets.

Arthur Andersen LLP, which audited our financial statements for the years ended May 31, 2001, was indicted in March 2002 on federal obstruction of justice charges arising from the government’s investigation of Enron Corporation. Arthur Andersen was tried on such charges by a jury and found guilty on June 15, 2002. In light of the jury verdict and the underlying events, Arthur Andersen LLP stopped practicing before the Commission. The SEC has stated that, for the time being, it will continue accepting financial statements audited by Arthur Andersen LLP. Arthur Andersen LLP would not have the ability to satisfy any claims arising from its provision of auditing services to us, including claims that could arise out of Arthur Andersen LLP’s audit of our financial statements included in our periodic reports, prospectuses or registration statements filed with the SEC.

Should we seek to access the public capital markets, SEC rules will require us to include or incorporate by reference in any prospectus three years of audited financial statements. The SEC’s current rules would require us to present audited financial statements for one fiscal year audited by Arthur Andersen LLP and obtain their consent and representations until our audited financial statements for the fiscal year ending May 31, 2004 become available in the first quarter ended August 31, 2004. We would not be able to obtain the necessary consent and representations from Arthur Andersen LLP. As a result, we would not be able to satisfy the SEC requirements for a registration statement or for our periodic reports. Even if the SEC decides to accept financial statements previously audited by Arthur Andersen LLP, but without their current consent and representations, those financial statements would not provide us and any underwriters with the same level of protection under the securities laws, as would otherwise be the case. In either of these situations, our access to the capital markets would be impaired unless Deloitte & Touche LLP, our current independent accounting firm, or another independent accounting firm, is able to audit the financial statements originally audited by Arthur Anderson LLP. Any delay or inability to access the public capital markets caused by these circumstances could have a material adverse effect on our business, profitability and growth prospects.

If we lose key personnel or are unable to attract additional qualified personnel as we grow, our business could be adversely affected.

We are dependent upon the ability and experience of a number of our key personnel who have substantial experience with our operation, the rapidly changing transaction processing and money transfer industries, and the selected markets in which we offer our services. It is possible that the loss of the services of one or a combination of our key personnel would have an adverse effect on our operation. Our success also depends on our ability to continue to attract, manage, and retain additional qualified management and technical personnel as we grow. We cannot assure you that we will continue to attract or retain such personnel.

We may become subject to additional U.S. state taxes that cannot be passed through to our merchant customers, in which case our profitability could be adversely affected.

Transaction processing companies like us may be subject to taxation by various U.S. states on certain portions of our fees charged to customers for our services. Application of these taxes is an emerging issue in our industry and the states have not yet adopted uniform regulations on this topic. If we are required to pay such taxes and are not able to pass the tax expense through to our merchant customers, our operating costs will increase, reducing our profit margin.

Anti-takeover provisions of our articles of incorporation and by-laws, our rights agreement and provisions of Georgia law could delay or prevent a change of control that you may favor.

Provisions of our articles of incorporation and by-laws, our rights agreement and provisions of applicable Georgia law may discourage, delay or prevent a merger or other change of control that shareholders may consider favorable. The provisions of our articles and by-laws, among other things,

•	divide our board of directors into three classes, with members of each class to be elected in staggered three-year terms;

•	limit the right of shareholders to remove directors;

•	regulate how shareholders may present proposals or nominate directors for election at annual meetings of shareholders; and

•	authorize our board of directors to issue preferred shares in one or more series, without shareholder approval.

Also, under Section 355(e) of the Internal Revenue Code, the spin-off from NDCHealth will be treated as a taxable transaction if one or more persons acquire directly or indirectly 50% or more of our or NDCHealth’s stock (measured by vote or value) as part of a plan or series of related transactions that is linked to the spin-off under the rules of Section 355(e). For this purpose, any acquisitions of our stock or NDCHealth stock within two years before or after the spin-off are presumed to be part of such a plan, although NDCHealth or we may be able to rebut that presumption. If such an acquisition of our stock triggers the application of Section 355(e), under the tax sharing agreement, we would be required to indemnify NDCHealth for the resulting tax. This indemnity obligation might discourage, delay or prevent a change of control that shareholders may consider favorable.

We may not be able or we may decide not to pay dividends at a level anticipated by shareholders on our common stock, which could reduce your return on shares you hold.

The payment of dividends is at the discretion of our board of directors and will be subject to our financial results, our working capital requirements, the availability of surplus funds to pay dividends and restrictions under our credit facility. No assurance can be given that we will be able to or will choose to pay any dividends in the foreseeable future.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information we file with the SEC. This allows us to disclose important information to you by referring to other documents that we filed with the SEC (including documents we file with the SEC after the date of this prospectus) that contain that information. We incorporate by reference the documents listed below as of their respective dates, except to the extent information in those documents differs from information contained in this prospectus:

•	Annual Report on Form 10-K for the year ended May 31, 2003;

•	Quarterly Report on Form 10-Q for the quarter ended August 31, 2003;

•	Current Report on Form 8-K filed with the SEC on August 12, 2003;

•	Current Report on Form 8-K filed with the SEC on September 17, 2003;

•	Current Report on Form 8-K filed with the SEC on November 12, 2003;

•	Current Report on Form 8-K filed with the SEC on November 26, 2003; and

•	The description of our common stock as contained in a registration statement filed under the Securities Exchange Act of 1934 and any amendments and reports filed for the purposes of updating that description.

In addition, we incorporate by reference any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. The information contained in the future filings that we make with the SEC will automatically update and supercede the information contained or incorporated by reference in this prospectus. In the event of any conflicting information in these documents, the information in the latest filed document should be considered correct.

You may request a copy of the above documents, at no cost, by written or oral request. We also will provide, upon request and without charge, a copy of our latest Annual Report to Shareholders. Written or telephonic requests should be directed to:

Investor Relations Department

Global Payments Inc.

Four Corporate Square

Atlanta, Georgia 30329-2009

Telephone number: (404) 728-2179

You should only rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone to provide you with information that is different, and, if given or made, such information must not be relied upon as having been authorized by Global Payments. The selling shareholder cannot offer any of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of the respective document

SPECIAL CAUTIONARY NOTICE REGARDING

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus, and in some of the documents we incorporate by reference in this prospectus contain forward-looking statements concerning our business operations, economic performance and financial condition, including in particular, our business strategy and means to implement our strategy, the amount of future capital expenditures, our success in developing and introducing new products and expanding our business, the successful integration of future acquisitions, and the timing of the introduction of new and modified products or services. You can sometimes identify forward looking-statements by our use of the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar terms and/or expressions. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Although we believe that the plans and expectations reflected in or suggested by our forward-looking statements are reasonable, those statements are based on a number of assumptions and estimates that are inherently subject to significant risks and uncertainties, many of which are beyond our control, cannot be foreseen, and reflect future business decisions that are subject to change. Accordingly, we cannot guarantee you that our plans and expectations will be achieved. Our actual revenues, revenue growth rates and margins, other results of operation and shareholder values could differ materially from those anticipated in our forward-looking statements as a result of many known and unknown factors, many of which are beyond our ability to predict or control. These factors include, but are not limited to, those set forth on pages 3-8 of this prospectus, those set forth in our Annual Report on Form 10-K, and those set forth in our press releases, reports and other filings made with the SEC. These cautionary statements qualify all of our forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements.

Our forward-looking statements speak only as of the date they are made and should not be relied upon as representing our plans and expectations as of any subsequent date. While we may elect to update or revise forward-looking statements at some time in the future, we specifically disclaim any obligation to publicly release the results of any revisions to our forward-looking statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares. All net proceeds from the sale of the shares of common stock offered by this prospectus will go to the selling shareholder.

SELLING SHAREHOLDER

The selling shareholder is MRY Partners, L.P., a Georgia limited partnership. MRY is a family partnership of which Mr. Robert Yellowlees is the sole general partner. Mr. Yellowlees was the Chairman, Chief Executive Officer, and President of National Data Corporation (now known as NDCHealth Corporation) (“NDC”) from 1992 until 2001. In connection with his employment with NDC, he received certain stock option grants. On February 1, 2001, the common stock of Global Payments was distributed to the shareholders of NDC in a tax free distribution, which we refer to as the spin-off transaction. As a result of the spin-off transaction, certain of his NDC options were converted into options to purchase 564,160 shares of our common stock, which options are currently held by the selling shareholder. The selling shareholder has not exercised these options as of the date of this prospectus.

Mr. Yellowlees was a member of our board of directors since we were formed in September 2000 until his retirement on October 22, 2003. He served as Chairman of the Board from February 1, 2001 until October 22, 2002. He served as the Lead Director from October 23, 2002 until his retirement on October 22, 2003.

As of December 19, 2003, the selling shareholder was the beneficial owner of 607,237 shares, or 1.49%, of our common stock, including currently exercisable options to purchase 564,160 shares of our common stock. After this offering, assuming all shares of our common stock underlying these options are sold, the selling shareholder will beneficially own 43,077 shares, or less than one percent, of our common stock.

As of December 19, 2003, Mr. Yellowlees was the beneficial owner of 809,514 shares, or 2.11%, of our common stock. Included in this amount, in addition to the 607,237 shares and options underlying shares held by the selling shareholder, are currently exercisable options to purchase 14,561 shares; 32,000 shares held by trusts for which Mr. Yellowlees is a trustee; and 6,417 shares held by Mr. Yellowlees’ spouse. Mr. Yellowlees disclaims beneficial ownership of the shares held by his spouse. After this offering, assuming all shares of our common stock underlying the options held by the selling shareholder are sold, Mr. Yellowlees will be the beneficial owner of 245,354 shares, or less than one percent, of our common stock. Included in this amount are 43,077 shares held by the selling shareholder, currently exercisable options to purchase 14,561 shares; 32,000 shares held by trusts for which Mr. Yellowlees is a trustee; and 6,417 shares held by Mr. Yellowlees’ spouse. Mr. Yellowlees disclaims beneficial ownership of the shares held by his spouse.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling shareholder. As used herein, “selling shareholder” includes donees and pledgees, transferees, or other successors-in-interest selling shares received from the selling shareholder as a gift, pledge, partnership distribution or other non-sale related transfer after the date of this prospectus. We will pay all costs, expenses and fees related to the registration of the shares, except that the selling shareholder will pay all brokerage commissions and similar selling expenses, if any, incurred in connection with the sale of the shares. The selling shareholder may sell the shares from time to time in one or more types of transactions (which may include block transactions) on the NYSE, in the over-the-counter market, in negotiated transactions, through put or call option transactions relating to the shares, to cover short sales of shares or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its securities, nor is there any underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholder.

In effecting sales, brokers or dealers engaged by the selling shareholder may arrange for other brokers or dealers to participate in the resales. The selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, and in connection with those transactions, broker-dealers or other financial institutions may engage in short sales of the shares. The selling shareholder also may sell shares short and deliver the shares to close out such short positions; provided that the short sale is made after the registration statement has been declared effective and a copy of this prospectus is delivered in connection with the short sale. The selling shareholder also may enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the shares, which the broker-dealer or other financial institution may resell pursuant to this prospectus. The selling shareholder also may loan or pledge the shares to a broker, dealer or other financial institution, and upon a default, the broker, dealer or other financial institution may effect sales of the loaned or pledged shares pursuant to this prospectus.

The selling shareholder may effect transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. In the event that the selling shareholder does not intend to effect the sale of the shares through a broker-dealer, the selling shareholder must notify us in advance of any intended transaction so we can determine compliance with applicable federal and state securities laws. After we notify the selling shareholder that the transaction may proceed, the selling shareholder may sell the shares. If necessary, we may file with the Commission a supplemental prospectus which describes the method of sale in greater detail pursuant to Rule 424 under the Securities Act of 1933. In effecting sales, broker-dealers engaged by the selling shareholder and/or purchasers of the shares may arrange for other broker-dealers to participate. Broker-dealers may receive commissions, concessions or discounts from the selling shareholder and/or the purchasers of the shares for whom such broker-dealer may act as agent or to whom they sell as principal in amounts to be negotiated prior to the sale (and which might be in excess of customary commissions). In addition, any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus.

The selling shareholder and any broker-dealers who act in connection with the sale of the shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions or other compensation received by them and any profit on any resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. We have agreed to indemnify the selling shareholder against certain liabilities arising out of sales of the shares, including certain liabilities under the Securities Act.

Because the selling shareholder may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act of 1933, the selling shareholder will be subject to the prospectus delivery requirements of the Securities Act of 1933, which may include delivery through the facilities of the NYSE pursuant to Rule 153 under the Securities Act. We have informed the selling shareholder that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to its sales in the market.

Upon Global Payments being notified by the selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker-dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing

•	the name of the participating broker-dealer(s),

•	the number of shares involved,

•	the price at which such shares were sold,

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and

•	other facts material to the transaction. In addition, upon our being notified by the selling shareholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, a supplement to this prospectus will be filed.

EXPERTS

The consolidated financial statements and related financial statement schedule as of May 31, 2003 and 2002 and for the years then ended incorporated in this prospectus by reference from the Annual Report on Form 10-K of Global Payments, Inc. for the year ended May 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the Company’s change in its method of accounting for goodwill and other intangible assets to conform with Statement of Financial Accounting Standards No. 142 and the Company’s change in its method of accounting for costs associated with exit or disposal activities to conform with Statement of Financial Accounting Standards No. 146 and (ii) the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 financial statements that were audited by other auditors who have ceased operations and for which Deloitte & Touche LLP has expressed no opinion or other form of assurance other than with respect to such disclosures), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated statements of income, changes in shareholders’ equity, and cash flows of Global Payments for the year ended May 31, 2001 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report dated July 17, 2001.

We could not obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to its being named in this Form S-3 as having audited our financial statements for the year ended May 31, 2001, as required by Section 7 of the Securities Act. Accordingly, Arthur Andersen LLP may not have any liability under Section 11 of the Securities Act for false or misleading statements or omissions contained in this prospectus, including the financial statements, and any claims against Arthur Andersen LLP related to such false or misleading statements or omissions may be limited.

LEGAL MATTERS

Alston & Bird LLP, Atlanta, Georgia, has passed upon certain legal matters regarding the shares offered by this Prospectus.

564,160 Shares

Prospectus

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission Registration Fee	$2,266
Accounting Fees and Expenses	$7,500
Legal Fees and Expenses	$15,000
Printing Expenses	$1,000
Miscellaneous Expenses	$1,000

Total	$26,766

The foregoing items, except for the Securities and Exchange Commission registration fee, are estimated. We will pay all of the above expenses. The selling shareholder will pay his own expenses, including expenses of his own counsel, broker or dealer fees, discounts and expenses, and all transfer and other taxes on the sale of the shares.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 14-2-202(b)(4) of the Georgia Business Corporation Code provides that a corporation’s articles of incorporation may include a provision that eliminates or limits the liability of directors for monetary damages to a corporation or its shareholders for any action taken, or failure to take any action, as a director. The section does not, however, authorize a corporation to eliminate or limit the liability of a director for appropriating, in violation of his or her duties, any business opportunity of the corporation, for acts or omissions which involve intentional misconduct or a knowing violation of law, for any transaction from which the director received an improper personal benefit, or authorizing a dividend, stock repurchase or redemption, distribution of assets or other distribution in violation of Section 14-2-640 of the Georgia Business Corporation Code. Section 14-2-202(b)(4) also does not eliminate or limit the right of a corporation or any shareholder to seek an injunction, a rescission or any other equitable (non-monetary) relief for any action taken or not taken by a director. In addition, Section 14-2-202(b)(4) applies only to claims against a director arising out of his or her role as a director and does not relieve a director from liability arising from his or her role as an officer or in any other capacity. Article Nine of our Articles of Incorporation eliminates the personal monetary liability of directors of the Company to the fullest extent allowed by Section 14-2-202(b)(4).

As permitted by the Georgia Business Corporation Code, our bylaws provide for the indemnification of both directors and officers for liability incurred by them in connection with any threatened, pending or contemplated civil, criminal, administrative, arbitrative or investigative action, suit or proceeding in which they may become involved by reason of their capacities as director and officers. The bylaws also provide such indemnity for directors and officers who, at our request, act as directors, officers, partners, trustees, employees or agents of another corporation, partnership, joint venture, trust, employee benefit plan or other entity. The bylaws prohibit indemnification if a director or officer is adjudged liable to the corporation or is subjected to injunctive relief in favor of the corporation for any appropriation in violation of his or her duties, of any business opportunity of the corporation, for acts or omissions which involve intentional misconduct or a knowing violation of law; for the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code; or for any transaction from which he or she receives an improper personal benefit.

Sections 14-2-852 and 14-2-857 of the Georgia Business Corporation Code provide that directors and officers who are wholly successful in the defense of any proceeding to which he or she was a party because her or she was an officer or a director of the corporation are entitled to indemnification against reasonable expenses as of right. On the other hand, if the charges made in any action are sustained, the determination of whether the required standard of conduct has been met will be made, in accordance with the provisions of Georgia Business Corporation Code Section 14-2-855, by either the Board of Directors or a committee thereof, acting by disinterested members, by special legal counsel or by the shareholders, but shares owned by or voted under the control of directors seeking indemnification may not be voted.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed as part of this registration statement.

Exhibit Number	Description
4.1	Amended and Restated Articles of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, dated January 31, 2001)

4.2	Third Amended and Restated Bylaws of the Registrant (Incorporated by reference to Exhibit 3 to the Registrant’s Current Report on Form 8-K, dated February 28, 2003)

4.3	Shareholder Protection Rights Agreement, dated January 26, 2001 between the Registrant and SunTrust Bank (Incorporated by reference to Exhibit 99.1 to the Registrants, Current Report on Form 8-K, dated February 1, 2001)

4.4	Form of Certificate representing the Registrant’s Common Stock, as amended (Incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form 10, dated December 28, 2000)

4.5	Agreement dated December 19, 2003 by and among the Registrant, MRY Partners, L.P. and Robert A. Yellowlees

5.1	Opinion and Consent of Alston & Bird LLP

23.1	Consent of Deloitte & Touche LLP

24	Power of Attorney (included in signature page to this registration statement)

ITEM 17. UNDERTAKINGS

A. Rule 415 Offering

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of Securities offered (if the total dollar value of Securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

•	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Incorporating Subsequent Exchange Act Documents by Reference

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Disclosure of Commission Position on Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on January 7, 2004.

GLOBAL PAYMENTS INC.
(Registrant)

By:	/s/ Paul R. Garcia
Paul R. Garcia
Chairman of the Board, Chief Executive Officer, and President
(Principal Executive Officer)

By:	/s/ James G. Kelly
James G. Kelly
Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Suellyn P. Tornay and Paul R. Garcia, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul R. Garcia Paul R. Garcia	Chairman of the Board, Chief Executive Officer, and President	January 7, 2004

/s/ C. Garry Betty C. Garry Betty	Director	January 7, 2004

/s/ Edwin H. Burba, Jr. Edwin H. Burba, Jr.	Director	January 7, 2004

/s/ Alex W. Hart Alex W. (Pete) Hart	Director	January 7, 2004

/s/ William I Jacobs William I Jacobs	Director	January 7, 2004

/s/ Raymond L. Killian Raymond L. Killian	Director	January 7, 2004

/s/ Alan M. Silberstein Alan M. Silberstein	Director	January 7, 2004

/s/ Michael W. Trapp Michael W. Trapp	Director	January 7, 2004

/s/ Gerald J. Wilkins Gerald J. Wilkins	Director	January 7, 2004

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Articles of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, dated January 31, 2001)

4.2	Third Amended and Restated Bylaws of the Registrant (Incorporated by reference to Exhibit 3 to the Registrant’s Current Report on Form 8-K, dated February 28, 2003)

4.3	Shareholder Protection Rights Agreement, dated January 26, 2001 between the Registrant and SunTrust Bank (Incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K, dated February 1, 2001)

4.4	Form of Certificate representing the Registrant’s Common Stock, as amended (Incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form 10, dated December 28, 2000)

4.5	Agreement dated December 19, 2003 by and among the Registrant, MRY Partners, L.P. and Robert A. Yellowlees

5.1	Opinion and Consent of Alston & Bird LLP

23.1	Consent of Deloitte & Touche LLP

24	Power of Attorney (included in signature page to this registration statement)